Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Pharmaceuticals Announces Pricing of Public Offering
of 6,000,000 Shares of Common Stock
Palo Alto, California — April 27, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA), an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions utilizing the Company’s Staccato® system, announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock at a public offering price of $10.25 per share. Alexza Pharmaceuticals has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any.
Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated are joint book-running managers for the offering. Pacific Growth Equities, LLC and RBC Capital Markets Corporation are co-managers for the offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Copies of the prospectus may be obtained from Merrill Lynch & Co., 4 World Financial Center, 250 Vesey Street, New York, NY 10080, or from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department or by email at prospectus@morganstanley.com.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.

Safe Harbor Statement
This press release includes forward-looking statements regarding the Company’s financing plans and other matters. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. The Company’s forward-looking statements also involve assumptions that, if proven incorrect, would cause the Company’s results to differ materially from those expressed or implied by such forward- looking statements. Risks concerning the Company’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
+1.650.687.3900
tking@alexza.com